Exhibit 10.6

BOTTOMLINE TECHNOLOGIES (de), INC.

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”) by and between Bottomline Technologies (de), Inc., a Delaware corporation (the “Company”), and Kevin Donovan (the “Executive”) is made as of November 16, 2006 (the “Effective Date”) and supersedes the executive retention agreements executed on October 4, 2006.

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.1).

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.

1.3 "Cause" means the discharge resulting from a determination by a vote of the Board that the Employee:

(a) has been convicted of a felony involving dishonesty, fraud, theft or embezzlement or any other felony; or

(b) has performed or failed to act, which if he were prosecuted and convicted for such performance or failure would constitute a crime or offense involving money or property of the Company (in either case in an amount or at a value in excess of $5,000), or which would constitute a felony in the jurisdiction involved.

1.4 “Good Reason” means:

(a) the continued assignment to the Employee of any duties or the continued significant change in the Employee’s duties, either of which is substantially inconsistent with the Employee’s duties immediately prior to such assignment or after notice thereof from the Employee to the Board setting forth in reasonable detail the respects in which the Employee believes such assignments or duties are significantly inconsistent with the Employee’s prior duties;

(b) a reduction in the Employee’s then base compensation;

(c) the imposition of a requirement by the Company, any person in control of the Company or any successor to the Company, that the location at which the Employee performs his principal duties for the Company or any successor to the Company be changed to a new location outside a radius of 50 miles from the then current location; or

(d) any breach by the Company of any material provision of this Agreement; provided that none of the foregoing shall constitute Good Reason to the extent the Employee has agreed in writing thereto. The right of the Employee to terminate his at will employment as a result of Good Reason shall not be affected by the Employee’s disability, or the fact that the Employee at such time may have an offer of employment from another employer or any other reason for terminating his employment with the Company.

1.5 “Disability” means the Executive shall have been unable to perform the Executive’s duties with the Company for 90 days, whether or not consecutive, during any 360-day period, due to a physical or mental disability. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided, that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the termination of the Executive’s employment with the Company prior to the Change in Control Date, (c) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (d) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Executive’s employment with the Company terminates within 12 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through June 30, 2009, subject to automatic one-year extensions unless prior notice is given by the Company.

3. Employment Status; Termination Following Change in Control.

3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder.

3.2 Termination of Employment.

(a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 12 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of this Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 10 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.

4. Benefits to Executive.

4.1 Compensation and Stock Acceleration. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, the Executive shall be entitled to the following benefits:

(a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason within 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full;

(ii) each vested option (including any options vesting as a result of acceleration) to purchase shares of common stock of the Company shall be exercisable by the Executive over the period outlined in the Company’s change in control provisions as approved by the Board of Directors on November 15, 2001 (the “2001 Provisions”), provided that the conditions set forth in the 2001 Provisions are satisfied;

(iii) all shares of restricted Common Stock of the Company held by the Executive shall immediately vest in full;

(iv) the Company shall pay to the Executive in a lump sum in cash within 10 days after the Date of Termination the aggregate of the sum of (A) the Executive’s base salary through the Date of Termination, (B) an amount equal to the Executive’s base salary for the twelve months prior to the Date of Termination, (C) an amount equal to 100% of the Executive’s annual bonus opportunity under the Company’s bonus plan (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year, (D) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (E) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (F) an amount equal to 50% of the commissions paid to the Executive over the previous 12 month period and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), (C), (D) (E) and (F) shall be hereinafter referred to as the “Accrued Obligations”);

(v) for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect immediately prior to the Change in Control Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family;

(vi) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(vii) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

(b) Termination for Death or Disability. If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash within 10 days after the Date of Termination, all Accrued Obligations other than those set forth in Section 4.1(a)(iv)(B) and (ii) timely pay or provide to the Executive the Other Benefits.

(c) Resignation without Good Reason; Termination for Cause. If the Executive voluntarily terminates his employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Company terminates the Executive’s employment with the Company for Cause within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive, in a lump sum in cash within 10 days after the Date of Termination, the sum of (A) the Executive’s annual base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid, and (ii) timely pay or provide to the Executive the Other Benefits.

4.2 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(v), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

4.3 Violation of Company Agreements. Notwithstanding any other provision of this Agreement, the Company shall not be required to make any payments or provide any benefits to the Employee under this Section 4 if the Employee shall have breached any of his material obligations under any agreement between the Employee and the Company which imposes confidentiality, proprietary information, assignment of invention(s), non-competition or similar obligations on the Employee, as may be in effect from time to time.

5. Disputes.

5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portsmouth, New Hampshire, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

6. Successors.

6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: President, with a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Attention: John A. Burgess, Esq. and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8. Miscellaneous.

8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of New Hampshire, without regard to conflicts of law principles.

8.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.7 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.8 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the severance matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing, this Agreement shall not limit, and shall be in addition to, any rights the Executive may also have or be entitled to on the date hereof or in the future from time to time with respect to the acceleration of options pursuant to any equity plan of the Company or of a subsidiary of the Company (as administrated by the relevant plan administrator), any option agreement or any other written documentation executed or assumed by or on behalf of the Company or of a subsidiary of the Company.

8.9 Section 409A. No payments that may be made pursuant to this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) may be accelerated or deferred by the Company or the Executive. Notwithstanding anything else to the contrary in this Agreement, to the extent that any of the payments to be made hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee,” then upon his termination (as defined under Section 409A), any such payment shall be delayed until the date that is six months and one day following the Executive’s termination date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.”

8.10 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.11 Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

BOTTOMLINE TECHNOLOGIES (de), INC.

By:	/s/ JOSEPH LEO BARRY
Joseph Leo Barry
Chairman, Compensation Committee

KEVIN DONOVAN

By:	/s/ KEVIN DONOVAN

Address:

[Signature page to Executive Retention Agreement]